Exhibit 10.1

THIRD AMENDMENT TO AND TERMINATION OF
EMPLOYMENT AGREEMENT
with
WILLIAM P. STIRITZ

This THIRD AMENDMENT TO AND TERMINATION OF EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into between Post Holdings, Inc., a Missouri Corporation (“Post”) and William P. Stiritz (the “Executive”) and dated as of February 2, 2016 (the “Effective Date”).

RECITALS

A.Post and Executive previously entered into an Employment Agreement dated May 29, 2012, as amended by Amendment One to Employment Agreement dated October 15, 2013, and by Amendment Two to Employment Agreement dated October 9, 2014 (together, “Employment Agreement”).
B.At the request of Executive, Executive and Post have agreed that Executive will resign his employment with Post, and continue to serve on the Board of Directors of Post, as non-employee Chairman of the Board, all effective February 2, 2016.
C.The Board of Directors of Post has determined it to be in the best interests of the Company to amend and terminate the Employment Agreement in order to effectuate the foregoing in accordance with Sections 5 and 8, as amended herein, of the Employment Agreement.
AGREEMENT

NOW, THEREFORE, in consideration of the recitals, covenants and agreements contained herein, the parties agree to the provisions set forth below, effective February 2, 2016, unless otherwise indicated.

1.Section 1 of the Employment Agreement is hereby amended by adding the following to the end thereof:
“Notwithstanding the foregoing, effective February 2, 2016, the Employment Term shall terminate on February 2, 2016, rather than October 9, 2017, and the Employment Term shall not be extended. Any notice requirements contained in the previous paragraph are hereby waived by Executive and Post.”

2.Section 5(a) of the Employment Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
“5.    Termination.

Termination. Either party may terminate this Agreement and the Employment Term, and Executive’s employment with Post, at any time, with or without cause, by giving written notice of such termination to the other party at least thirty (30) days prior to the effective date of such termination. Notwithstanding the foregoing, effective February 2, 2016, the parties hereby waive any such notice requirement, as to form or timing, and agree that the termination of this Agreement shall be effective February 2, 2016. Effective as of the date of termination as set forth in this Section 5, Executive shall automatically and without taking any further actions be deemed to have resigned from all officer or other positions then held by him with Post and all of its subsidiaries or affiliates, except that no termination of this Agreement shall constitute a resignation of the Executive from his position as a non-employee director of Post.”

3.	The following new Section 14 is added to the Employment Agreement:
“14.    Survival. Notwithstanding the termination of this Agreement as set forth in Section 5(a) hereof, Sections 9 through 13 of this Agreement shall survive until such time as they are no longer applicable.”

IN WITNESS WHEREOF, the undersigned have executed this THIRD AMENDMENT TO AND TERMINATION OF EMPLOYMENT AGREEMENT as of the Effective Date.

POST HOLDINGS, INC.

/s/ Diedre J. Gray
Diedre J. Gray
Senior Vice President, General Counsel & Chief Administrative Officer, Secretary

EXECUTIVE

/s/ William P. Stiritz
William P. Stiritz